Exhibit 99.1

One Horizon’s  China Aishuo App Surpasses 3 Million Downloads on Xiaomi, Baidu, Tencent and 360.CN

LIMERICK, IRELAND--(May 12th, 2015) - One Horizon Group, Inc. (NASDAQ: OHGI) ("One Horizon", "We" or the "Company"), which develops and licenses bandwidth efficient mobile voice over Internet Protocol ("VoIP") platform for smartphones, announced that its Chinese retail VoIP service, brand named Aishuo, has surpassed its two month download target by having its product downloaded over 3 million times.

The Aishuo rollout to Chinese smartphone users commenced in late February and entails multiple leveraging strategies including advertisements, search engine optimization, press releases, event marketing, business-traveler and student direct marketing, on and off-line promotions as well as the brand new One Horizon Sponsored-Call platform.

Aishuo smartphone app is combined with One Horizon's Sponsored-Call mobile advertising service where a user is presented with a list of companies that will sponsor their calls in consideration for listening to their in-app advertisement, an industry first for China. Aishuo app is expected to drive multiple revenue streams from the supply of its value-added services including the rental of Chinese telephone phone numbers linked to the app, low cost local and international calling plans and sponsorship from advertisers. Subscribers can top up their app credit from major online payment services in China including AliPay (from Alibaba), Union Pay, PayPal and Tenent's WeChat payment service.

The company has seen an immediate download response from its brand building and technology awareness activities through Chinese app stores, a variety of Internet forums and numerous social media outlets. One Horizon is seeking to acquire 15 million new subscribers on its mobile VoIP service over a two-year period with a view to leveraging this significant user base to achieve industry average revenues per user (ARPU) for similar social media, mobile advertising and mobile VoIP apps.

Aishuo is now available in over 25 smartphone App stores including Baidu's 91.com and Baidu.com, the Tencent App store MyApp.com, 360 Qihoo store 360.cn and the hugely exciting newcomer Xiaomi on mi.com.

"We’re happy to see the tremendous success of the app rollout and look forward to the further execution of our Aishuo marketing initiatives for this and next year," said Brian Collins, founder and CEO of One Horizon. "Our intensive marketing efforts really kicked-in around the start of March and we have seen a very significant increase in our app download rate in quite a short period of time. Since the Chinese market is quite different from other retail markets around the world and given that we are the ones driving this retail marketing strategy, we are delighted with our strong performance to date and we’re certain that we have hired the right team and that we are executing the right strategy.  Our focus for the next six to nine months will be on driving the download rate of our app.”

“Once we have a critical mass of subscribers we will gradually shift our marketing efforts into monetization strategies through the sale or low cost voice minutes, rental of Chinese telephone numbers as, an industry first, Virtual SIM, selling advertising space to allow a variety of Chinese businesses to gain access to our customer base by offering our subscribers Sponsored calls in return for listening to their advertisements. As always, we remain steadfastly focused on delivering the absolute best VoIP software based on our Horizon platform enabling our app to work effortlessly on all Chinese handsets in this truly exciting retail marketplace," continued Mr. Collins.

About One Horizon Group, Inc.

One Horizon Group Inc.'s business is to optimize communications over the Internet through its wholly owned subsidiary, Horizon Globex GmbH, Zug, which develops and markets one of the world's most bandwidth-efficient mobile voice over Internet Protocol (VoIP) platforms for smartphones, and also offers a range of other optimized data Applications including messaging and mobile advertising. The company controls and operates the Aishuo mobile VoIP service in China. Horizon Globex GmbH is an ISO 9001 and ISO 20000-1 certified company. The Company has operations in Ireland , Switzerland, the United Kingdom, China, India, Singapore and Hong Kong. For more information on the Company, its products and services, please visit http://www.onehorizongroup.com.

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

Contact:

Ted Haberfield
MZ Group | President – MZ North America
Direct:  760-755-2716
Mobile: 858-204-5055
thaberfield@mzgroup.us
www.mzgroup.us